Exhibit 99.1

For Immediate Release

Maxygen Reports Fourth Quarter and Year End 2009 Financial Results

REDWOOD CITY, Calif., March 11, 2010 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements, today announced financial and business results for the quarter and year ended December 31, 2009.

Fourth Quarter 2009 Financial Results

Maxygen reported a net loss of $3.7 million, or $0.10 per basic share, for the fourth quarter of 2009, compared to a net loss of $7.7 million, or $0.21 per basic share, for the same period in 2008. The decrease in net loss was primarily due to an increase in revenue received by Perseid Therapeutics LLC, a majority owned subsidiary, under its collaboration agreements with Astellas Pharma, Inc., under which the parties are collaborating on the discovery, research and development of multiple protein pharmaceutical programs, including Perseid’s CTLA-4 Ig program (designated as the MAXY-4 program). The decrease in net loss was offset in part by an increase in restructuring charges resulting from the termination of executive officers as part of the restructuring implemented by Maxygen in connection with its joint venture arrangement with Astellas.

Revenue for the fourth quarter of 2009 was $13.3 million, compared to $6.0 million for the same period in 2008. The increase in revenue resulted primarily from an increase in revenues received under Perseid’s collaboration agreements with Astellas. Total expenses were $17.4 million in the fourth quarter of 2009, compared to $14.5 million in the fourth quarter of 2008. The increase in expenses was primarily due to the restructuring charges described above.

Full Year 2009 Results

Maxygen reported a net loss of $32.4 million, or $0.85 per basic share, for the year ended December 31, 2009, as compared to net income of $30.3 million, or $0.82 per basic share, for the prior year.

At December 31, 2009, cash, cash equivalents and marketable securities totaled $159.5 million. Of this amount, $20.3 million is held by Perseid and may only be used for Perseid’s operations.

Business Update

During 2009, Maxygen largely completed a multi-year strategic process to position its programs and assets in collaborations and other arrangements that are primarily supported by external parties.

In May 2009, Maxygen entered into an agreement with Cangene Corporation pursuant to which it granted Cangene an option to obtain an exclusive license to Maxygen’s proprietary MAXY-G34 protein therapeutic for use in treating acute radiation syndrome (ARS).

In September 2009, Maxygen consummated a joint venture arrangement with Astellas pursuant to which Maxygen contributed substantially all of its protein pharmaceutical assets and programs, including the MAXY-4 program, to Perseid. In connection with this transaction, Maxygen further implemented a restructuring plan that resulted in the departure of its chief executive officer, chief financial officer and chief operating officer and the appointment of James Sulat, a director of the company, as Maxygen’s chief executive officer and chief financial officer.

In December 2009, Maxygen completed the repurchase of 7,345,103 shares of its common stock (representing approximately 18.5% of the shares outstanding) pursuant to a modified “Dutch auction” tender offer for a total cost of approximately $38.9 million, excluding fees and expenses related to the tender offer. In March 2010, the company repurchased an additional 1,433,361 shares of its common stock held by entities affiliated with GlaxoSmithKline plc in a private transaction for an aggregate purchase price of approximately $8.0 million.

Also in December 2009, Maxygen entered into a transaction with AltraVax, Inc. a newly formed, privately-held biopharmaceutical company, under which AltraVax has acquired substantially all of Maxygen’s vaccines assets, as well as an exclusive license to Maxygen’s proprietary technologies to develop vaccines for infectious diseases.

In addition to the majority ownership of Perseid, Maxygen continues to retain a number of significant assets, including approximately $159.5 million in cash, cash equivalents and marketable securities as of December 31, 2009 (including $20.3 million held by Perseid as of such date); its MAXY-G34 program (including the licensing arrangement with Cangene for ARS); a 21% ownership interest in Codexis, Inc. as of December 31, 2009, and a revenue stream from Maxygen’s biofuels license to Codexis; a potential $30.0 million milestone payment from Bayer HealthCare LLC; and its MolecularBreeding™ platform and intellectual property portfolio (including certain additional fields of application of the technology platform not yet licensed). Over the next several years, Maxygen’s focus will be to manage these arrangements to maximize the return to its stockholders.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit our website at www.maxygen.com.

About Perseid

Perseid, a majority owned subsidiary of Maxygen, is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA-4 Ig program. Perseid began operations on September 18, 2009, in connection with the consummation of a joint venture transaction between Maxygen and Astellas. Under the joint venture arrangement, Maxygen contributed $10.0 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10.0 million of cash in Perseid and holds the remaining 16.7% ownership interest. Astellas also has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from the current option price of $57.0 million to $123.0 million over the term of the option, which expires on September 18, 2012.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about the joint venture arrangement with Astellas. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, there is no assurance that Perseid will be successful or that Astellas will exercise its buy-out option even if Perseid is successful. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(Note 1)
Revenues:
Collaborative research and development revenue	$—	$—	$—	$—
Technology and license revenue	5	357	15	90,584
Related party revenue	12,014	4,294	31,816	5,051
Grant revenue	1,259	1,334	4,545	5,074

Total revenues	13,278	5,985	36,376	100,709

Expenses:
Research and development	11,090	10,377	36,640	46,274
General and administrative	2,573	2,980	17,494	14,845
Goodwill impairment	—	—	—	12,192
Restructuring charge	3,714	1,188	15,964	1,987

Total operating expenses	17,377	14,545	70,098	75,298

Income (loss) from operations	(4,099)	(8,560)	(33,722)	25,411

Interest income and other (expense), net	101	841	977	4,914

Net income (loss) before income taxes	$(3,998)	$(7,719)	$(32,745)	$30,325
Income tax benefit	588	—	588	—

Net income (loss)	$(3,410)	$(7,719)	$(32,157)	$30,325
Less: Net income attributable to non-controlling interest	331	—	245	—

Net income (loss) attributable to Maxygen, Inc	$(3,741)	$(7,719)	$(32,402)	$30,325

Basic net income (loss) per share	$(0.10)	$(0.21)	$(0.85)	$0.82
Diluted net income (loss) per share	$(0.10)	$(0.21)	$(0.85)	$0.81

Shares used in computing basic net income (loss) per share	38,570	37,219	38,236	37,100
Shares used in computing diluted net income (loss) per share	38,570	37,219	38,236	37,358

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
	(Note 1)
Cash, cash equivalents and marketable securities	$159,530	$206,483
Related party receivable	13,608	2,703
Receivables, prepaid and other assets	2,322	2,024
Property and equipment, net	1,777	2,347

Total assets	$177,237	$213,557

Other liabilities	$8,986	$8,687
Restructuring accrual	4,384	1,114
Total deferred revenue	8,356	9,244
Stockholders’ equity	155,511	194,512

Total liabilities and stockholders’ equity	$177,237	$213,557

Note 1: Derived from consolidated audited financial statements as of December 31, 2009 and 2008, as applicable.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351